Exhibit 99.1

NEWS RELEASE for April 25, 2005 at 4:05 PM EDT

Contact:	Allen & Caron Inc		CLOSURE Medical Corp
	Joe Allen (investors)	Len Hall (media)	Benny Ward, CFO
	212-691-8087	949-474-4300	919-876-7800
	joe@allencaron.com	len@allencaron.com

CLOSURE MEDICAL REPORTS FIRST QUARTER RESULTS;

UPDATES PENDING JOHNSON & JOHNSON MERGER

RALEIGH, NC (April 25, 2005) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in biomaterial-based medical devices, today announced results for the first quarter ended March 31, 2005.

Net income for the first quarter of 2005 was $2.1 million, or $0.14 per diluted share, including merger-related expenses of approximately $1.3 million, compared to $2.5 million, or $0.16 per diluted share, in the prior year period. First-quarter 2005 revenues were $10.9 million compared to $10.5 million during the same period of 2004. DERMABOND adhesive products increased to 79 percent of total revenues during the period versus 67 percent in the prior period. DERMABOND growth, approximately 23 percent, continued to be driven by shipments of the new generation ProPen products. Year-over-year BAND-AID® Brand Liquid Bandage revenues declined approximately 31 percent due to competition in the U.S. market; however, sequentially, liquid bandage revenues were up approximately 156 percent primarily for shipments to international markets.

Gross margin was 78 percent for the first quarter of 2005, compared to 75 percent in the 2004 period. The increase in gross margin percentage during the 2005 period was attributable to the higher-margin DERMABOND products representing a greater share of total revenues as mentioned above and cost reductions achieved in the production of ProPen products.

Research and development expenses were $2.6 million, or 24 percent of revenues, for the 2005 period compared to $2.3 million, or 22 percent of revenues, for 2004. The increase was primarily attributable to follow-up, monitoring and data-analysis activities related to the pivotal trial for OmNex™ Surgical Sealant in the United States as well as preparation for a five-site, 100-patient European registry study to support the product launch in Europe. General and administrative expenses as a percentage of revenues increased to 17 percent in 2005 from 16 percent for the 2004 period to support pre-launch initiatives for the OmNex™ Surgical Sealant. Operating margin decreased to 26 percent from 37 percent in the prior year due to the merger-related costs of $1.3 million included in the current period.

At March 31, 2005, total assets were $72.2 million, including $54.6 million in cash and investments. Stockholders’ equity increased $3.1 million from the beginning of the year, totaling $65.2 million at March 31, 2005. The Company had no outstanding debt and a $3.0 million line of credit at March 31, 2005.

MORE – MORE – MORE

CLOSURE MEDICAL REPORTS FIRST QUARTER 2005 RESULTS

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Update on Pending Merger with Johnson & Johnson

As previously announced on March 3, 2005, the Company entered into a merger agreement pursuant to which the Company will be acquired by Johnson & Johnson. The Board of Directors of the Company has approved the transaction, which is subject to approval by the Company’s stockholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act, or HSR Act, and other customary closing conditions. On March 31, 2005, the Company and Johnson & Johnson filed with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form required under the HSR Act with respect to the pending merger. On April 15, 2005, the Company filed a preliminary proxy statement relating to a special meeting of the Company’s stockholders to vote on the pending merger. As previously announced, the pending merger with Johnson & Johnson is currently expected to close during the second quarter of 2005.

About CLOSURE Medical Corporation

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the satisfaction of the conditions to closing of the pending merger with Johnson & Johnson, including receipt of stockholder and regulatory approvals; the ability of the Company to increase the efficiencies in its manufacturing processes; the effectiveness of initiatives launched in response to the Company’s competitors’ product introductions; the progress and success of its research and development programs for future products; the success of its clinical study for its OMNEX™ product and future clinical studies; the successful enrollment future clinical studies; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the inventory management policies adopted by the Company’s marketing partners; end-user growth for the products sold by the Company’s marketing partners; the Company’s success in securing marketing partners for future products; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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CLOSURE MEDICAL REPORTS FIRST QUARTER 2005 RESULTS

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CLOSURE Medical Corporation

Statements of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
Product sales	$10,882	$10,204
License and product development revenue	58	264

Total revenues	10,940	10,468
Cost of products sold	2,412	2,667

Gross profit	8,528	7,801

Research, development and regulatory affairs expenses	2,594	2,308
General and administrative expenses	1,845	1,662
Merger-related expenses	1,286	—

Total operating expenses	5,725	3,970

Income from operations	2,803	3,831
Interest income	331	109

Income before income taxes	3,134	3,940
Provision for income taxes	1,080	1,410

Net income	$2,054	$2,530

Shares used in computation of net income per common share:
Basic	14,435	14,217

Diluted	15,081	16,042

Net income per common share:
Basic	$0.14	$0.18

Diluted	$0.14	$0.16

CLOSURE Medical Corporation

Balance Sheet Data

(In thousands)

	March 31, 2005	December 31, 2004
Cash, cash equivalents and investments	$54,586	$51,020
Working capital	$41,885	$37,528
Total assets	$72,195	$69,606
Total debt obligations	$—	$—
Total stockholders’ equity	$65,200	$62,070

Total shares outstanding	14,477	14,393

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